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                                  EXHIBIT 99.1

BRIGHTPOINT ANNOUNCES ADDITIONAL REPURCHASES OF CONVERTIBLE NOTES

INDIANAPOLIS--(BUSINESS WIRE)--September 23, 2002--Brightpoint, Inc. (NASDAQ:CELL) announced today it has repurchased an additional 30,325 of its 197,033 outstanding convertible, subordinated, zero-coupon Convertible Notes due 2018 ("Convertible Notes"). The repurchases were made under a previously announced (November 1, 2001) plan approved by its board of directors which allows the Company to repurchase the remaining outstanding Convertible Notes. The aggregate purchase price for the Convertible Notes was approximately $9.0 million (at an average cost of approximately $295 per Convertible Note) and was funded by working capital. After these repurchases, the Company has an aggregate of 166,708 Convertible Notes outstanding with an accreted value of approximately $90.3 million ($542 per Convertible Note) as of September 23, 2002.

The timing and amount of any additional repurchases, if any, will depend on many factors, including but not limited to, the availability of capital, the prevailing market price of the Convertible Notes and overall market conditions. No assurance can be given that the Company will repurchase any additional Convertible Notes. Additional information concerning the Convertible Notes can be found in the Company's filings with the Securities and Exchange Commission.

Brightpoint is one of the world's largest distributors of mobile phones. Brightpoint supports the global wireless telecommunications and data industry, providing quickly deployed, flexible and cost effective third party solutions. Brightpoint's innovative services include distribution, channel management, fulfillment, eBusiness solutions and other outsourced services that integrate seamlessly with its customers. Additional information about Brightpoint can be found on its website at www.brightpoint.com or by calling its toll-free Investor Relations Information line at 877-IIR-CELL (877-447-2355).

Certain information in this press release may contain forward-looking statements regarding future events or the future performance of Brightpoint. These statements are only predictions and actual events or results may differ materially. Please refer to the documents the Company files, from time to time, with the Securities and Exchange Commission; specifically, Brightpoint's most recent Form 10-Q, Form 10-K and Exhibits 99 thereto. These documents contain and identify important risk factors that could cause the actual results to differ materially from those contained in or implied by these forward-looking statements. These risk factors include, without limitation, the ability of the Company to repurchase the remaining outstanding Convertible Notes which depends on many factors, including but not limited to, the availability of capital, the prevailing market price of the Convertible Notes and overall market conditions. No assurance can be given that the Company will repurchase any additional Convertible Notes. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date these statements were made. Brightpoint undertakes no obligation to update any forward-looking statements contained in this press release.


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Contact:

  Brightpoint, Inc., Indianapolis, Indiana
    Frank Terence, 317/805-4100